UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 4, 2009

MWI VETERINARY SUPPLY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51468	02-0620757
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

651 S. Stratford Drive, Suite 100, Meridian, ID   83642

(Address of principal executive offices)   (Zip Code)

(800) 824-3703

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

MWI Veterinary Supply, Inc. (“MWI”) and Pfizer, Inc. (“Pfizer”) have entered into the following agreements:

•                  2009 Strategic Brands Distribution Agreement, effective January 1, 2009, which was executed and delivered by Pfizer to MWI on March 4, 2009,

•                  Companion Animal Select Brands Distribution Agreement, effective January 1, 2009, which was executed and delivered by Pfizer to MWI on March 4, 2009,

Under the 2009 Strategic Brands Distribution Agreement, MWI is entitled to distribute the Rimadyl, Clavamox and Simplicef products offered by Pfizer.  Under the Agreement, MWI is entitled to receive certain service incentives and rebates.  MWI is required to maintain sufficient staffing levels of sales representatives and store and handle inventory under appropriate conditions that will maintain the quality and integrity of the products.  The agreement expires on December 31, 2010 and can be terminated by Pfizer with or without cause upon 30 days prior written notice, and either party can terminate the agreement immediately upon written notice for material breach of the contract.

Under the Companion Animal Select Brands Distribution Agreement, MWI is entitled to distribute the Zeniquin, Temaril-P, Antirobe, Doxirobe, Medrol, Dexdomitor and Antisedan products offered by Pfizer. Under the Agreement, MWI is entitled to receive a logistics fee and certain sales incentives.  MWI is required to maintain sufficient staffing levels of sales representatives and store and handle inventory under appropriate conditions that will maintain the quality and integrity of the products.  The agreement expires on December 31, 2010 and can be terminated by Pfizer with or without cause upon 30 days prior written notice, and either party can terminate the agreement immediately upon written notice for material breach of the contract.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MWI VETERINARY SUPPLY, INC.

Date: March 9, 2009	By:	/s/ Mary Patricia B. Thompson
Mary Patricia B. Thompson
Senior Vice President and Chief
Financial Officer